Contact:
Mark Rupe
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS;
INTRODUCES FIRST QUARTER AND FULL YEAR 2018 OUTLOOK

•	Fourth quarter comparable sales decreased 1%

•	Fourth quarter diluted EPS of $0.37, including a $0.03 net tax benefit

•	Record e-commerce sales for both the fourth quarter and full year; $203 million in the fourth quarter and $509 million for the year, up 17% and 22% respectively, on a comparable sales basis

•	Merchandise margin expanded 130 basis points in the fourth quarter

•	Achieved target of $20 million in cost savings in 2017 and remain on track to deliver $44 to $54 million in total savings by 2019

•	Strong balance sheet maintained with $236 million in cash and no debt at year end

•	Repurchased 3.2 million shares for $25 million to date under existing $150 million share repurchase program

Columbus, Ohio - March 14, 2018 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the fourth quarter and full year 2017. These results, which cover the fourteen and fifty-three weeks ended February 3, 2018, are compared to the thirteen and fifty-two weeks ended January 28, 2017. Comparable sales for the fourth quarter and full year 2017 were calculated using the fourteen and fifty-three week periods ended February 3, 2018, as compared to the fourteen and fifty-three week periods ended February 4, 2017.
David Kornberg, the Company's president and chief executive officer, noted that, "While our overall 2017 full year results were below plan, our performance showed improvement over the course of the year, as our key initiatives gained traction. We were particularly pleased with the performance of our e-commerce business, which continues its significant growth and accounted for over $500 million in sales in 2017. We are confident that our strategy will continue to yield improved results and believe that Express is uniquely positioned to capture opportunities presented by the ongoing retail industry transformation. For 2018, we are focused on delivering compelling product, growing our customer base and brand awareness, and pursuing double-digit growth in our e-commerce business. In addition, we will continue to expand our omni-channel capabilities, while further optimizing our store footprint."
Mr. Kornberg continued, "Our financial position remains strong with more than $235 million in cash and no debt, and we generate solid cash flow. Since our Board authorized a $150 million share repurchase program in November, we have repurchased $25 million, or 3.2 million shares, underscoring our confidence in the business and commitment to driving shareholder value."

Fourth Quarter 2017 Operating Results:

•	Net sales increased 2% to $693.8 million from $678.8 million in the fourth quarter of 2016. Fourth quarter 2017 net sales benefited from an extra week, which was worth $26 million.

•	Comparable sales (including e-commerce sales) decreased 1%, compared to a 13% decrease in the fourth quarter of 2016.

•	E-commerce sales increased 20% to $203.3 million. On a comparable sales basis, e-commerce sales increased 17%.

•
Merchandise margin increased by 130 basis points driven by sourcing-related cost savings. Buying and occupancy as a percentage of net sales decreased by 30 basis points. In combination, this resulted in a 160 basis point increase in gross margin, representing 30.0% of net sales compared to 28.4% in last year’s fourth quarter.

•
Selling, general, and administrative (SG&A) expenses were $162.6 million versus $154.0 million in last year's fourth quarter, an increase principally due to the extra week in the fourth quarter. As a percentage of net sales, SG&A expenses increased by 70 basis points to 23.4%.

•	Operating income was $44.2 million, or 6.4% of net sales, compared to $38.8 million, or 5.7% of net sales in the fourth quarter of 2016.

•
Income tax expense was $14.6 million, at an effective tax rate of 33.2%, compared to $15.5 million, at an effective tax rate of 40.5% in last year's fourth quarter. During the fourth quarter of 2017, the Company recognized a one-time gain of approximately $3.1 million related to tax reform, specifically the re-measurement of the Company's deferred taxes, as well as a tax impact of $0.4 million related to the exit of Canada.

•
Net income was $29.4 million, or $0.37 per diluted share. On an adjusted basis, net income was $26.8 million, or $0.34 per diluted share, excluding the aforementioned tax-related items. This compares to net income of $22.8 million, or $0.29 per diluted share, in the fourth quarter of 2016.

•	Real estate activity for the fourth quarter of 2017 is presented in Schedule 5.
Full Year 2017 Operating Results:

•	Net sales decreased 2% to $2,138.0 million from $2,192.5 million in 2016. In 2017, net sales benefited from an extra week which was worth $26 million.

•	Comparable sales (including e-commerce sales) decreased 3%, compared to a 9% decrease in 2016.

•	E-commerce sales increased 23% to $509.0 million from $413.4 million in 2016. On a comparable sales basis, e-commerce sales increased 22% in 2017 as compared to 2016.

•	Operating income was $29.7 million, and on an adjusted basis was $53.9 million in 2017. This compared with $103.6 million in 2016.

•
Net income was $19.4 million, or $0.25 per diluted share, compared to $57.4 million, or $0.73 per diluted share in 2016. On an adjusted basis, net income was $28.4 million, or $0.36 per diluted share, compared to $64.3 million, or $0.81 per diluted share in 2016.

Balance Sheet And Cash Flow Highlights:

•	Cash and cash equivalents totaled $236.2 million at the end of 2017 versus $207.4 million at the end of 2016.

•	During the fifty-three weeks ended February 3, 2018, approximately $17.3 million was used to repurchase approximately 2.1 million shares of the Company's outstanding common stock.

•	Capital expenditures totaled $57.4 million for 2017 compared to $98.7 million for 2016.

•	Inventory was $266.3 million at the end of 2017 compared to $241.4 million at the end of 2016.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this authorization, the Company repurchased 2.1 million common shares for $17 million during the fourth quarter of 2017. Subsequent to year-end, the Company has repurchased an additional 1.1 million shares for $8 million and currently has $125 million remaining under its authorization. The Company’s first quarter and full year 2018 guidance reflects share repurchases made to date, however does not contemplate any future share repurchases.

Tax Legislation:
"H.R.1", formerly known as the "Tax Cuts and Jobs Act", was enacted into law on December 22, 2017. The new tax legislation will affect the Company by reducing its corporate income tax rate from 35% to 21% and through a one-time re-measurement of the Company's deferred taxes using this new lower tax rate. During the fourth quarter of 2017, the Company recognized a one-time gain related to the value of the Company's deferred taxes of $3.1 million. Excluding the impact of discrete items, the Company estimates that its operating tax rate will be reduced to approximately 28% due primarily to the new tax legislation.
Revenue Recognition Changes:
The Company adopted the new Financial Accounting Standards Board (FASB) revenue recognition standard effective in the first quarter of 2018. The new standard impacts the timing of e-commerce revenue recognition and the accounting treatment for the Company's loyalty and private label credit card programs, however it will not have a material impact on the Company's overall financial statements. The Company is utilizing the full retrospective method of adoption, and accordingly, has recast its income statements for 2017 and 2016. The Company has included the recast statements in the Form 8-K filed with the SEC as Exhibit 99.3 on March 14, 2018 and has also made them available on the Investor Relations section of its website. The Company's first quarter and full year 2018 guidance is based on the new standard.
2018 Guidance:
The table below compares the Company's projected results for the thirteen week period ended May 5, 2018 to the recast results for the thirteen week period ended April 29, 2017, which reflect retrospective adoption of the new revenue recognition standard.

	First Quarter 2018 Guidance	First Quarter 2017 Results
Comparable Sales	-1% to 1%	(10)%
Effective Tax Rate	NM(1)	64.5%(2,4)
Interest Expense, Net	$0.3 million	$0.8 million
Net (Loss)/Income	($3.0) to $0.0 million	($2.7) million(2,3,4)
Adjusted Net (Loss)/Income	N/A	($3.7) million(4,5)
Diluted Earnings Per Share (EPS)	($0.04) to $0.00	($0.03)(2,3,4)
Adjusted Diluted EPS	N/A	($0.05)(4,5)
Weighted Average Diluted Shares Outstanding	75.9 million	78.4 million

(1) Not meaningful for the first quarter of 2018 due to the projected near break even pre-tax income and the expected negative impact from certain discrete tax items totaling approximately $1.5 million. This will raise the Company's effective tax rate above its operating tax rate of approximately 28%.
(2) Includes a tax benefit of $7.3 million related to the exit of Canada, partially offset by a net tax impact of approximately $3.2 million attributable to certain discrete items that occurred during the first quarter.
(3) Includes restructuring costs of $6.3 million incurred in the first quarter of 2017 related to the exit of Canada, including the impairment of Canadian assets in the amount of $5.5 million.
(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
The table below compares the Company's projected results for the 52 week period ended February 2, 2019 to the recast results for the 53 week period ended February 3, 2018, which reflect retrospective adoption of the new revenue recognition standard.

	Full Year 2018 Guidance	Full Year 2017 Results
Comparable Sales	-1% to 1%	(3)%
Effective Tax Rate	Approximately 33%(1)	34.6%(2,4)
Interest Expense, Net	$1 million	$2.2 million
Net Income	$25 to $35 million	$18.9 million(2,3,4)
Adjusted Net Income	N/A	$28.9 million(4,5)
Diluted EPS	$0.32 to $0.46	$0.24(2,3,4)
Adjusted Diluted EPS	N/A	$0.37(4,5)
Weighted Average Diluted Shares Outstanding	76.6 million	78.9 million
Capital Expenditures	$60 to $65 million	$57.4 million
(1) The Company expects a negative impact from certain discrete tax items totaling approximately $1.5 million in 2018. This tax impact is expected to raise the Company's effective tax rate for the full year above its operating tax rate of approximately 28%.
(2) Includes a net $12.1 million tax benefit related to the exit of Canada, as well as a $3.1 million net tax benefit related to tax reform, specifically the re-measurement of the Company's deferred taxes.
(3) Includes $24.2 million in restructuring costs and inventory adjustments related to the exit of Canada.
(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur and excludes the impact of discrete items on the tax rate and future share repurchases.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss fourth quarter 2017 results is scheduled for Wednesday, March 14, 2018 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on March 14, 2018 until 11:59 p.m. ET on March 21, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13676416.
An investor presentation with information regarding the fourth quarter and fiscal year 2017 results and outlook for 2018 will also be available at: http://www.express.com/investor at approximately 7:00 a.m. ET on Wednesday, March 14, 2018.
About Express, Inc.:
Express is a specialty retailer of women's and men's apparel and accessories, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the first quarter and full year 2018, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, closures, conversions, and gross square footage, and (3) statements regarding the Company's strategy, future plans, and initiatives, and results expected there from. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to achieve our strategic objectives; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	February 3, 2018	January 28, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$236,222	$207,373
Receivables, net	12,084	15,787
Inventories	266,271	241,424
Prepaid minimum rent	30,779	31,626
Other	19,780	17,923
Total current assets	565,136	514,133

PROPERTY AND EQUIPMENT	1,047,447	1,029,176
Less: accumulated depreciation	(642,434)	(577,890)
Property and equipment, net	405,013	451,286

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618
DEFERRED TAX ASSETS	7,025	7,926
OTHER ASSETS	12,815	14,226
Total assets	$1,187,607	$1,185,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$145,589	$172,668
Deferred revenue	28,920	29,428
Accrued expenses	116,355	80,301
Total current liabilities	290,864	282,397

DEFERRED LEASE CREDITS	137,618	146,328
OTHER LONG-TERM LIABILITIES	105,125	120,777
Total liabilities	533,607	549,502

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	654,000	635,687
Total liabilities and stockholders’ equity	$1,187,607	$1,185,189

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
NET SALES	$693,814	$678,781	$2,138,030	$2,192,547
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	485,850	485,961	1,522,797	1,529,343
Gross profit	207,964	192,820	615,233	663,204
OPERATING EXPENSES:
Selling, general, and administrative expenses	162,559	153,994	562,088	559,541
Restructuring costs	—	—	22,869	—
Other operating expense, net	1,200	34	536	62
Total operating expenses	163,759	154,028	585,493	559,603

OPERATING INCOME	44,205	38,792	29,740	103,601

INTEREST EXPENSE, NET	172	623	2,242	13,468
OTHER INCOME, NET	—	(80)	(537)	(484)
INCOME BEFORE INCOME TAXES	44,033	38,249	28,035	90,617
INCOME TAX EXPENSE	14,604	15,475	8,669	33,200
NET INCOME	$29,429	$22,774	$19,366	$57,417

EARNINGS PER SHARE:
Basic	$0.38	$0.29	$0.25	$0.73
Diluted	$0.37	$0.29	$0.25	$0.73

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,333	78,414	78,592	78,669
Diluted	78,927	78,741	78,870	79,049

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,366	$57,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,221	82,144
Loss on disposal of property and equipment	2,891	942
Impairment charge	9,850	5,108
Loss on deconsolidation of Canada	10,672	—
Amortization of lease financing obligation discount	—	11,354
Share-based compensation	14,008	12,858
Deferred taxes	(912)	20,065
Landlord allowance amortization	(13,183)	(11,280)
Other non-cash adjustments	(500)	—
Changes in operating assets and liabilities:
Receivables, net	3,279	6,371
Inventories	(28,954)	14,144
Accounts payable, deferred revenue, and accrued expenses	(12,862)	(15,857)
Other assets and liabilities	24,691	3,442
Net cash provided by operating activities	118,567	186,708

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(57,435)	(98,712)
Decrease in cash and cash equivalents resulting from deconsolidation of Canada	(9,232)	—
Purchase of intangible assets	—	(21)
Investment in equity interests	—	(10,133)
Net cash used in investing activities	(66,667)	(108,866)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(1,710)	(1,595)
Repayments of financing arrangements	(2,040)	(3,274)
Proceeds from exercise of stock options	—	2,735
Repurchase of common stock under share repurchase program	(17,264)	(51,538)
Repurchase of common stock for tax withholding obligations	(1,599)	(4,599)
Net cash used in financing activities	(22,613)	(58,271)

EFFECT OF EXCHANGE RATE ON CASH	(438)	899

NET INCREASE IN CASH AND CASH EQUIVALENTS	28,849	20,470
CASH AND CASH EQUIVALENTS, Beginning of period	207,373	186,903
CASH AND CASH EQUIVALENTS, End of period	$236,222	$207,373

Schedule 4
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income is used as a performance measure in the Company's short-term cash incentive compensation program and adjusted diluted earnings per share is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income and reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Fourteen Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$29,429	$0.37	78,927
Income Tax Expense - Canadian Exit	402	0.01
Impact of Tax Reform	(3,051)	(0.04)
Adjusted Non-GAAP Measure	$26,780	$0.34

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Operating Income	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$29,740	$19,366	$0.25	78,870
Impact of Canadian Exit	24,151	24,151	0.31
Income Tax Benefit - Canadian Exit	—	(12,067)	(0.15)
Impact of Tax Reform	—	(3,051)	(0.04)
Adjusted Non-GAAP Measure	$53,891	$28,399	$0.36

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$57,417	$0.73	79,049
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$64,343	$0.81

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Items were tax affected at our statutory rate of approximately 39% for 2016.

The following reconciliations have been retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

	Thirteen Weeks Ended April 29, 2017
(in thousands, except per share amounts)	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Recast GAAP Measure (a)	$(2,668)	$(0.03)	78,446
Impact of Canadian Exit	6,271	0.08
Income Tax Benefit - Canadian Exit	(7,297)	(0.09)
Recast Non-GAAP Measure (a)	$(3,694)	$(0.05)

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Recast GAAP Measure (a)	$18,873	$0.24	78,870
Impact of Canadian Exit	24,151	0.31
Income Tax Benefit - Canadian Exit	(12,067)	(0.15)
Impact of Tax Reform (a)	(2,050)	(0.03)
Recast Non-GAAP Measure (a)	$28,907	$0.37

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2017 - Actual				February 3, 2018 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(6)	(3)	490
United States - Outlet Stores	1	—	3	145
Canada	—	—	—	—
Total	1	(6)	—	635	5.4 million

First Quarter 2018 - Projected				May 5, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(4)	—	486
United States - Outlet Stores	1	—	—	146
Total	1	(4)	—	632	5.4 million

Full Year 2018 - Projected				February 2, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(8)	(28)	454
United States - Outlet Stores	10	—	28	183
Total	10	(8)	—	637	5.4 million